UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2004

RED ROBIN GOURMET BURGERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-49916	84-1573084
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6312 S Fiddler’s Green Circle, Suite 200 N
Greenwood Village, CO	80111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 846-6000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.05 Amendment to Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics

On November 3, 2004, the Board of Directors of Red Robin Gourmet Burgers, Inc. (the “Company”), upon the recommendation of the Audit Committee, passed a resolution which grants a waiver of Item II F., Diversion of a Corporate Opportunity, under the Company’s Code of Ethics. This waiver was granted to the Company’s Chief Executive Officer, Michael J. Snyder, and its Senior Vice President of Restaurant Operations, Robert J. Merullo. Mr. Snyder abstained from the vote upon the Board of Directors’ resolution.

Mr. Snyder and Mr. Merullo own 31.0% and 7.0%, respectively, of Mach Robin, LLC (Mach Robin), which operates Red Robin restaurants in Illinois, New Mexico, Idaho and Nevada. An entity controlled by Mach Robin also operates 18 Red Robin restaurants in two Canadian provinces. The Board granted the waiver with respect to conflicts of interest resulting from a proposed area development agreement between Red Robin International, Inc. and Mach Robin granting a franchise development right to Mach Robin in Meridian, Idaho, a suburb of Boise, Idaho.

The Audit Committee determined that the terms of the agreement were no less favorable to the Company than the terms that could have been negotiated with other, unrelated parties.

The Company’s Code of Ethics is posted on the Company’s website at www.redrobin.com.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED ROBIN GOURMET BURGERS, INC., a Delaware corporation

	By:	/s/ John W. Grant
Date: November 8, 2004		Vice President and General Counsel